Exhibit (j)(i)

Deloitte & Touche LLP 111 South Wacker Drive Chicago, IL 60606 USA Tel: 312-486-1000 Fax: 312-247-1000 www2.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-237048 on Form N-1A of our report dated May 23, 2024, relating to the financial statements and financial highlights of Polar Capital Emerging Market Stars Fund and Polar Capital Emerging Market ex-China Stars Fund, each a series of Datum One Series Trust, appearing in the Annual Report on Form N-CSR of Datum One Series Trust for the year ended March 31, 2024, and to the references to us under the headings “Financial Highlights” and “Other Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

July 26, 2024